Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services – Experts” and “Services – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 29, 2011, with respect to the financial statements of Symetra Separate Account C and (2) dated April 22, 2011, with respect to the statutory-basis financial statements and schedules of Symetra Life Insurance Company, in Post-Effective Amendment No. 16 to the Registration Statement (Form N-4, No. 333-41622) of Symetra Separate Account C and related prospectus of the Spinnaker Advisor Variable Annuity dated May 1, 2011.

/s/ Ernst & Young LLP

Seattle, Washington

April 29, 2011